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                                                                     EXHIBIT 5.1


                                 July 2, 1997



General Growth Properties, Inc.
55 West Monroe Street, Suite 3100
Chicago, Illinois 60603

     Re: Registration Statement on Form S-3

Gentlemen:

     We have acted as counsel to General Growth Properties, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of 772,936 shares of its common stock, par value $.10 per share (the "Shares"), which may be sold from time to time by the selling stockholders identified in Amendment No. 1 to the Registration Statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission on July 2, 1997.

     As such counsel, we have examined such documents and certificates of officers of the Company as we deemed relevant and necessary as the basis for the opinion hereafter expressed. In such examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as conformed or photostatic copies.

     Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance in connection with the redemption of limited partnership units of GGP Limited Partnership as described in the Registration Statement, will be duly and validly issued and fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Prospectus comprising a part of the Registration Statement.

                                Very truly yours,

                                /s/ NEAL, GERBER & EISENBERG